SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2

(Amendment No.     )

LIBERTY GLOBAL PLC

(Name of Issuer)

CLASS A LiLAC ORDINARY SHARES

(Title of Class of Securities)

G5480U138

(CUSIP Number)

December 31, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1 (b)

☐ Rule 13d-1 (c)

☐ Rule 13d-1 (d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No.	G5480U138	13G	Page 2 of 27 Pages

1	NAME OF REPORTING PERSON Warren E. Buffett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 2,714,854 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 2,714,854 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,714,854 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.3%
12	TYPE OF REPORTING PERSON IN

CUSIP No.	G5480U138	13G	Page 3 of 27 Pages

1	NAME OF REPORTING PERSON Berkshire Hathaway Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 2,714,854 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 2,714,854 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,714,854 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.3%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No.	G5480U138	13G	Page 4 of 27 Pages

1	NAME OF REPORTING PERSON National Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,625,185 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,625,185 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,625,185 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.2%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	G5480U138	13G	Page 5 of 27 Pages

1	NAME OF REPORTING PERSON GEICO Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,625,185 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,625,185 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,625,185 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.2%
12	TYPE OF REPORTING PERSON HC, CO

CUSIP No.	G5480U138	13G	Page 6 of 27 Pages

1	NAME OF REPORTING PERSON Government Employees Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 1,517,798 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 1,517,798 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,517,798 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.0%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	G5480U138	13G	Page 7 of 27 Pages

1	NAME OF REPORTING PERSON GEICO Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 107,387 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 107,387 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 107,387 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON IC, CO

CUSIP No.	G5480U138	13G	Page 8 of 27 Pages

1	NAME OF REPORTING PERSON The Buffalo News Drivers/Distributors Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 4,718 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 4,718 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,718 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U138	13G	Page 9 of 27 Pages

1	NAME OF REPORTING PERSON BNSF Master Retirement Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 368,829 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 368,829 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 368,829 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U138	13G	Page 10 of 27 Pages

1	NAME OF REPORTING PERSON Buffalo News Mechanical Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 5,243 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 5,243 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,243 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U138	13G	Page 11 of 27 Pages

1	NAME OF REPORTING PERSON Flight Safety International Inc. Retirement Income Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 57,421 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 57,421 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,421 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U138	13G	Page 12 of 27 Pages

1	NAME OF REPORTING PERSON Fruit of the Loom Pension Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 14,261 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 14,261 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,261 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U138	13G	Page 13 of 27 Pages

1	NAME OF REPORTING PERSON GEICO Corporation Pension Plan Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 130,210 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 130,210 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 130,210 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U138	13G	Page 14 of 27 Pages

1	NAME OF REPORTING PERSON General Re Corporation Employment Retirement Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 124,768 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 124,768 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 124,768 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U138	13G	Page 15 of 27 Pages

1	NAME OF REPORTING PERSON Johns Manville Corporation Master Pension Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 79,884 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 79,884 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 79,884 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U138	13G	Page 16 of 27 Pages

1	NAME OF REPORTING PERSON Lubrizol Master Trust Pension
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Ohio
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 59,421 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 59,421 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 59,421 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U138	13G	Page 17 of 27 Pages

1	NAME OF REPORTING PERSON Dexter Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Connecticut
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 35,320 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 35,320 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,320 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U138	13G	Page 18 of 27 Pages

1	NAME OF REPORTING PERSON Scott Fetzer Collective Investment Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Ohio
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 54,907 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 54,907 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 54,907 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U138	13G	Page 19 of 27 Pages

1	NAME OF REPORTING PERSON Acme Brick Company Pension Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 54,133 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 54,133 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 54,133 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U138	13G	Page 20 of 27 Pages

1	NAME OF REPORTING PERSON The Buffalo News Editorial Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 46,313 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 46,313 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,313 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U138	13G	Page 21 of 27 Pages

1	NAME OF REPORTING PERSON The Buffalo News Office Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 27,788 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 27,788 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,788 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

CUSIP No.	G5480U138	13G	Page 22 of 27 Pages

1	NAME OF REPORTING PERSON Justin Brands Inc. Pension Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE
	6	SHARED VOTING POWER 26,453 shares
	7	SOLE DISPOSITIVE POWER NONE
	8	SHARED DISPOSITIVE POWER 26,453 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,453 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON EP

Page 23 of 27 Pages

Item 1.

(a)	Name of Issuer

Liberty Global plc

(b)	Address of Issuer’s Principal Executive Offices

Griffin House, 161 Hammersmith Road

London, United Kingdom W68BS

Item 2(a). Name of Person Filing:

Item 2(b). Address of Principal Business Office:

Item 2(c). Citizenship:

Warren E. Buffett 3555 Farnam Street Omaha, Nebraska 68131 United States Citizen	Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131 Delaware corporation

National Indemnity Company 1314 Douglas Street Omaha, Nebraska 68102 Nebraska corporation	GEICO Corporation One GEICO Plaza Washington, DC 20076 Delaware corporation

Government Employees Insurance Company One GEICO Plaza Washington, DC 20076 Maryland corporation	The Buffalo News Drivers/Distributors Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York

Acme Brick Company Pension Trust c/o Acme Brick Company 3024 Acme Brick Company Fort Worth, TX 76109 Texas	GEICO Indemnity Company One GEICO Plaza Washington D.C. 20076 Maryland corporation

BNSF Master Retirement Trust c/o BNSF Railway 2650 Lou Menk Drive Fort Worth, TX 76131 Texas corporation	Buffalo News Mechanical Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York corporation

Lubrizol Master Trust Pension c/o The Lubrizol Corporation 29400 Lakeland Blvd. Wickliffe, Ohio 44092 Ohio corporation	Fruit of the Loom Pension Trust c/o Fruit of the Loom Inc. One Fruit of the Loom Drive Bowling Green, KY 42103 Delaware corporation

Buffalo News Editorial Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York corporation	Buffalo News Office Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York corporation

Flight Safety International Inc. Retirement Income Plan c/o Flight Safety International Inc. La Guardia Airport Marine Air Terminal Flushing, NY 11371 New York corporation	Johns Manville Corporation Master Pension Trust c/o Johns Manville Corporation 717 17th Street Denver, CO 80202 Delaware corporation

GEICO Corporation Pension Plan Trust c/o GEICO Corporation One GEICO Plaza Washington, DC 20076 Delaware corporation	Scott Fetzer Collective Investment Trust c/o Scott Fetzer Co. 28800 Clemens Road Westlake, OH 44145 Delaware corporation

Dexter Pension Plan c/o H.H. Brown Shoe Co. Inc. 124 West Putnam Ave. Greenwich, CT 06830 Delaware corporation	Justin Brands Inc. Pension Plan c/o H.H. Brown Shoe Co. Inc. 124 West Putnam Ave. Greenwich, CT 06830 Delaware corporation

Page 25 of 27 Pages

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

G5480U138

Item 3. If this statement is filed pursuant to § 240.13d-1(b), or § 240.13d-2(b) or (c), check whether the person filing is a:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc. and GEICO Corporation are each a Parent Holding Company or Control Person, in accordance with § 240.13d-1(b)(1)(ii)(G).

National Indemnity Company, Government Employees Insurance Company, and GEICO Indemnity Company are each an Insurance Company as defined in section 3(a)(19) of the Act.

The Buffalo News Drivers/Distributors Pension Plan, BNSF Master Retirement Trust, Lubrizol Master Trust Pension, Buffalo News Mechanical Pension Plan, Flight Safety International Inc. Retirement Income Plan, Fruit of the Loom Pension Trust, GEICO Corporation Pension Plan Trust, Johns Manville Corporation Master Pension Trust, General Re Corporation Employment Retirement Trust, Dexter Pension Plan, Scott Fetzer Collective Investment Trust, Acme Brick Company Pension Trust, The Buffalo News Editorial Pension Plan, The Buffalo News Office Pension Plan and Justin Brands Inc. Pension Plan are each an Employee Benefit Plan in accordance with § 240.13d-1(b)(1)(ii)(F).

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially Owned

See the Cover Pages for each of the Reporting Persons.

(b)	Percent of Class

See the Cover Pages for each of the Reporting Persons.

(c)	Number of shares as to which such person has:

(i) sole power to vote or to direct the vote

(ii) shared power to vote or to direct the vote

Page 26 of 27 Pages

(iii) sole power to dispose or to direct the disposition of

(iv) shared power to dispose or to direct the disposition of

See the Cover Pages for each of the Reporting Persons.

Item 5. Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See Exhibit A.

Item 8. Identification and Classification of Members of the Group.

See Exhibit A.

Item 9. Notice of Dissolution of Group.

Not Applicable.

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

Page 27 of 27 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 14th day of February, 2017

/s/ Warren E. Buffett
Warren E. Buffett
BERKSHIRE HATHAWAY INC.
By:	/s/ Warren E. Buffett
Warren E. Buffett
Chairman of the Board
NATIONAL INDEMNITY COMPANY, GEICO CORPORATION, GOVERNMENT EMPLOYEES INSURANCE COMPANY, GEICO INDEMNITY COMPANY, THE BUFFALO NEWS DRIVERS/DISTRIBUTORS PENSION PLAN, BNSF MASTER RETIREMENT TRUST, LUBRIZOL MASTER TRUST PENSION, THE BUFFALO NEWS MECHANICAL PENSION PLAN, FLIGHT SAFETY INTERNATIONAL INC. RETIREMENT INCOME PLAN, FRUIT OF THE LOOM PENSION TRUST, GEICO CORPORATION PENSION PLAN TRUST, JOHNS MANVILLE CORPORATION MASTER PENSION TRUST, GENERAL RE CORPORATION EMPLOYMENT RETIREMENT TRUST, DEXTER PENSION PLAN, SCOTT FETZER COLLECTIVE INVESTMENT TRUST, ACME BRICK COMPANY PENSION TRUST, THE BUFFALO NEWS EDITORIAL PENSION PLAN, THE BUFFALO NEWS OFFICE PENSION PLAN AND JUSTIN BRANDS INC. PENSION PLAN

By:	/s/ Warren E. Buffett

Warren E. Buffett Attorney-in-Fact